Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between ContraFect Corporation, a Delaware corporation (the “Employer”), and Julia P. Gregory, a resident of the State of New York (the “Employee”), as of April 29, 2014.

WHEREAS, Employer and Employee entered into that certain Employment Agreement (the “Prior Agreement”), dated as of July 3, 2012, pursuant to which Employee served in the capacity of Employer’s Chief Financial Officer;

WHEREAS, subsequent to the execution of the Prior Agreement, Employee has assumed the position of Chief Executive Officer (“CEO”), though Employer and Employee have not amended the terms of the Prior Agreement to set forth the terms and conditions of Employee’s service as CEO; and

WHEREAS, the Board of Directors of Employer (the “Board”) and Employee desire to memorialize the terms of Employee’s continued employment as CEO as of Effective Date on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth below, the parties agree as follows:

1.    Employment and Duties of Employee

(a)    Employer hereby employs Employee to serve Employer in the capacity of CEO, reporting to the Board. Subject to the Board’s direction, as it may change from time to time, Employee shall be responsible for duties commensurate with Employee’s position as CEO. The responsibilities of Employee in Employee’s capacity as CEO may change depending on the then needs of Employer as determined by the Board in its reasonable discretion. Employee agrees to devote Employee’s full business time, attention, ability, skill and energies to the performance of Employee’s duties hereunder.

(b)    Employee shall comply with all bylaws, policies, procedures, standards and regulations of Employer now or hereafter promulgated, and which have been provided to Employee in writing, copies of which Employee hereby acknowledges receipt. At Employer’s expense, Employee shall participate in such continuing education as may be required under applicable ethical or licensing standards, laws, rules and regulations applying to Employee’s profession or as may otherwise be required by Employer. Employee shall obtain and maintain all required licenses, credentials, approvals or other certifications to perform Employee’s duties and services hereunder.

(c)    As of the Effective Date, except as set forth below, Employee represents that, other than this Agreement, Employee had no, and does not have any, ongoing financial interests or compensation arrangements (“Arrangements”) in any entity or person that develops or sells, researches, or licenses scientific information or products for the therapy of human diseases (each a “Biotech Venture”). Employee shall not enter into any Arrangements with any Biotech Venture without the prior written consent of the Board, which consent may be withheld in the reasonable discretion of the Board; provided, however, that Employee is permitted to maintain Employee’s current board activities with Clinipace World Wide and The Global TB Alliance for Drug Development. Employee is permitted to be on other boards of businesses, civic and not-for –profit organizations so long as such activities do not interfere with the performance of Employee’s duties hereunder.

2.    Hours and Place of Employment. Employee and Employer agree that Employee shall maintain a regular work week as assigned by Employer to similarly situated senior executives of Employer. Employee shall be assigned to work at Employer’s headquarters located in Yonkers, New York, except for usual and customary travel on Employer’s business.

3.    Term of Employment. The term of Employee’s employment under this Agreement (the “Term”) commenced on April 1, 2014 (the “Effective Date”) and shall last until the first anniversary of the Effective Date, unless terminated earlier in accordance with the terms hereof. Unless either party elects to terminate this Agreement at the end of the Term or any renewal term by giving the other party notice of such election at least 90 days before the expiration of the Term, this Agreement shall be deemed to have been renewed for an additional term of one year commencing on the day after the expiration of the then-current term and so on from year to year.

4.    Termination.

(a)    Either party shall have the right to terminate Employee’s employment under this Agreement at any time for any reason or no reason upon 30 days’ prior written notice. In the event that Employer or Employee gives notice to terminate pursuant to the foregoing sentence, Employer may elect to have Employee cease working immediately so long as Employer continues to pay Employee’s Base Salary in accordance with the provisions of this Section (4)(a) for the entire 30 day notice period. In the event Employer elects to have Employee immediately cease working during the 30 day notice period as provided in the foregoing sentence and Employee finds alternative employment that is not in violation of any provision herein, including, without limitation, Sections 10 and 11 hereof, Employee may accept and engage in the alternative employment.

(b)    In the event that, during the Term, (i) Employee is terminated by Employer without Cause (as defined below) or (ii) Employee resigns for Good Reason (as defined below) (each a “Qualifying Termination”), then Employee shall be entitled to receive severance benefits commencing on the day after Employee’s last day of employment. Such benefits will include: (1) 18 months of severance at the Applicable Rate (as defined below), payable in accordance with Employer’s payroll practices in effect from time to time; (2) deemed vesting as to 100% of any such unvested portion of both the Initial Option Grant (as defined below) and the option granted on February 27, 2013 that would have vested in the 18-month period following the date of such termination, with such vesting occurring as of the date of Employee’s termination of employment; (3) accelerated vesting of such portion of the CEO Option Grant that would have vested through March 31st of the year following the year in which termination occurs; and (4) applicable premiums (inclusive of premiums for Employee’s dependents) pursuant to COBRA for 12 months from the date of termination for the health insurance (and dental and vision insurance if then in force and subject to COBRA) plan sponsored by the Company, all the foregoing provided that Employee executes and does not revoke a release of claims in a form prescribed by Employer, which release shall become effective no later than the 60th day following Employee’s termination of employment, provided that if the execution of the release spans two taxable years, no severance payments shall be made until the beginning of the second taxable year. Severance payments shall be made over a period of 18 months from the date of Employee’s termination of employment, unless specified otherwise. In no event shall any severance payments become payable until the first payroll period after the release of claims required pursuant to this Section 4(b) becomes effective, with payments otherwise to have been made prior to the effectiveness of the release to be paid on the first payroll period following effectiveness. For purposes of this Section 4(b) only, the term “Applicable Rate” shall mean (x) in the event that Employer elects to renew the Agreement after the first anniversary of the Effective Date, then for any Qualifying Termination that occurs on or following April 1, 2015, salary continuation at the Base Salary for the entire 18-month salary continuation period, plus an amount up to 50% of Base Salary for the Target Bonus, all payable over the 18-month severance period or (y) for any Qualifying Termination that occurs prior to the first anniversary of the Effective Date, salary continuation at the Base Salary for the period beginning on the date of termination and continuing through March 31, 2015, and at the Reduced Salary for the period beginning on April 1, 2015 and continuing through the balance of the of the 18-month salary continuation period, plus an amount equal to, as applicable, either (I) up to 50% of Base Salary for the Target Bonus (the actual amount of the Target Bonus to be reasonably determined by the Compensation Committee of the Board based on Employee’s contributions to the Company, and her length of service, during the termination year) or (II) solely in the case of Qualifying Termination as a result of a resignation for Good Reason pursuant to the event described in Section 4(c)(ii) below occurring prior to April 1, 2015, an amount no less than 25% of the Reduced Salary, all payable over the 18-month severance period.

(c)    Good Reason shall mean the occurrence of any of the events or circumstances described in the following subsections (i) through (vi) that occur during the Term without Employee’s consent:

(i)    a diminution in Employee’s title as CEO or requiring Employee to perform on a regular basis duties materially inconsistent with Employee’s position as CEO;

(ii)    an election by Employer not to renew the Agreement at the end of the Term or any subsequent extension thereof;

(iii)    a material reduction in Employee’s Base Salary;

(iv)    any material breach by Employer or any of its successors and assigns of this Agreement that is not cured within 30 days Employee provides Employer with written notice of the facts comprising the alleged material breach;

(v)    the failure of Employer’s successors and/or assigns to assume the obligations of Employer under this Agreement, either by written agreement or by operation of law; or

(vi)    the relocation of Employee’s principal place of employment to a location that is more than 50 miles “as the crow flies” from Employee’s place of employment as of the Effective Date.

Employee must provide written notice (“Notice of Good Reason”) to Employer of the existence of a condition described in subsections (i) through (vi) above within 30 days of Employee’s knowledge of the initial existence of the condition or such right is waived. The Notice of Good Reason shall fully set forth the facts comprising the event(s) or circumstance(s) giving rise to Good Reason. Employer shall have a period (the “Good Reason Notice Period”) of 30 days during which it may remedy the condition so that it shall not constitute Good Reason or inform Employee that is does not believe Good Reason exists. If Employee believes that the condition has not been cured, or that Good Reason exists notwithstanding Employer’s belief that it does not, then Employee shall either abandon the contention that Good Reason exists or terminate employment within 30 days. If Employee continues to work beyond the 30th day without resigning, Employee shall be deemed to have waived Good Reason for the event(s) or circumstance(s) set forth in the Notice of Good Reason.

5.    Compensation of Employee.

(a)    Base Salary. As compensation for the services to be performed by Employee during the Term, Employer agrees to pay Employee a base salary of $475,000 per annum (the “Base Salary”), which Base Salary shall be retroactive to January 1, 2014. All such payments shall be prorated for any partial month or year and shall be payable in accordance with Employer’s customary payroll practices in effect from time to time. Employer will review Employee’s performance annually and discuss the review with Employee. Employee’s Base Salary may subsequently be increased, but not decreased, as a result of such performance review. For purposes of Section 4(b) only, the term “Reduced Salary” shall mean an amount equal to $424,000 per annum.

(b)    Annual Bonus Opportunity. For each calendar year during the Term, Employee shall be eligible to receive a bonus (the “Target Bonus”) up to a maximum amount of 50% of Base Salary for performance at the maximum level; provided, however, that Employee must be employed as CEO as of December 31st of the year to which the Target Bonus relates in order to be paid the Target Bonus. The calculation of the Target Bonus shall be based upon corporate performance factors established and assessed by the Board or a committee thereof that will take into account the performance of Employer’s business as a whole. The Target Bonus shall be paid in a lump sum cash payment as soon as reasonably practicable following December 31st of the year to which the Target Bonus relates; provided, however, that the Target Bonus will be paid no later than March 15th of the year following the year to which the Target Bonus relates.

(c)    CEO Option Grant. As soon as reasonably practicable following the execution of this Agreement, the Board or a committee thereof intends to approve a grant of stock options (the “CEO Option Grant”) covering 2,400,000 option shares. The CEO Option Grant shall be pursuant to the Employer’s Amended & Restated 2008 Equity Incentive Plan. Employer shall deliver an award agreement to Employee that sets forth the terms and conditions of the CEO Option Grant (the “CEO Award Agreement”). The CEO Award Agreement shall provide that the option shares subject to the CEO Option Grant shall vest in equal quarterly installments while Employee serves as CEO hereunder over a period of three years, which vesting shall commence on the Effective Date. If Employee ceases to serve as CEO, but remains employed by Employer in another capacity, Employee shall forfeit any unvested portion of the CEO Option Grant (after giving effect to any pro rata vesting of the portion of the CEO Option Grant that would have become vested at the end of the then-current quarter based on the number of days that Employee served as CEO in the calendar quarter in which Employee ceases to serve as CEO), and the vested portion of the CEO Option Grant shall remain outstanding and exercisable by Employee during continued employment with Employer and for such post-employment exercise period as is specified in the CEO Award Agreement. In the event that Employee’s employment is terminated during the Term, Employee shall forfeit any unvested portion of the CEO Option Grant (after giving effect to any accelerated vesting resulting from a Qualified Termination), and any vested portion of the CEO Option Grant shall remain exercisable by Employee for the post-employment exercise period specified in the CEO Award Agreement.

(d)    Initial Option Grant. In connection with the execution of the Prior Agreement, Employer granted Employee 470,000 stock options to purchase shares of Employer’s common stock (the “Initial Grant”), which was memorialized in that certain Stock Option Agreement dated as of August 11, 2012 (the “Initial Award Agreement”). This Agreement is not intended to, nor does it, in any way alter or amend the terms of the Initial Grant as set forth in the Initial Award Agreement.

(e)    Corporate Bonus. During the 2014 calendar year only, Employee shall be eligible to receive a bonus based on capital raised or third-party investments secured by Employer during the 2014 calendar year (the “Corporate Bonus”). The Corporate Bonus shall be calculated as follows.

(i)    Part B – should Employer raise cash or investments in the aggregate totaling $20 million during calendar year 2014, Employee shall receive $100,000 with which Employee may purchase shares of fully-vested common stock.

The Corporate Bonus, if any, shall be paid as soon as reasonably practicable following December 31, 2014; provided, however, that the Corporate Bonus shall be paid no later than March 15, 2015. Employer acknowledges and agrees that Employee is entitled to, and will be paid, a $50,000 cash bonus in respect of capital raised by Employer during calendar year 2013.

(f)    Employee shall be entitled to participate in such fringe benefit programs as Employer may offer to its senior employees generally, including payment of health insurance premiums for Employee, Employee’s spouse and Employee’s eligible dependents. Employer’s current health insurance plan is with Oxford and also includes optical and dental coverage. Employer reserves the right, subject to decisions of its Board of Directors, to amend, decrease or discontinue any benefit program at any time without advance notice to or consent of Employee, consistent with the manner in which Employer changes the benefit programs for other similarly situated senior executives of Employer.

6.    Absences and Vacation. In each calendar year of Employee’s employment Employee shall have off as paid vacation the Christmas/New Year’s break starting with December 24 as the first day off and ending on January 1 of the following year (the “Winter Vacation”). In addition, in each calendar year of Employee’s employment Employee shall be entitled to 14 days paid vacation on dates that are subject to the approval of Employer and are not within one month of the Winter Vacation. Employee shall be entitled to five paid sick days and two personal days in each year of Employee’s employment. Except as to sick days, vacation time off shall be taken at a time reasonably convenient to Employer. In the event Employee’s employment terminates prior to the end of the term hereof, such entitlement shall be prorated. Any unused time off at the end of any calendar year of this Agreement shall not entitle Employee to payment therefor and may not be carried forward into any subsequent period of employment. All vacation and sick time shall be prorated if Employee’s employment shall start or end during a calendar year.

7.    Expenses. Employer agrees to reimburse Employee for approved expenses reasonably incurred during the course of Employee’s employment. Such reimbursement shall be made upon presentation of receipts satisfactory to Employer for expenses actually incurred in connection with the foregoing.

8.    Termination Other Than For Cause.

(a)    In the event of Employee’s death, Employee’s employment shall terminate immediately and Employee’s estate shall be paid Employee’s accrued Base Salary and accrued 2014 Bonus or Target Bonus (as applicable), if any, through the date on which such death occurred.

(b)    If Employee after working for six months for Employer becomes unable to perform the essential functions of Employee’s duties (with reasonable accommodation, if requested) due to partial or total disability or incapacity resulting from a mental or physical illness or injury or any similar cause, Employer will continue the payment of Employee’s Base Salary for a period of three months, or until Employee is able to return to work, whichever is shorter, provided, however, that Employee shall first be required to use any accrued and unused vacation time, sick time and personal days before Employer’s obligation to begin Base Salary continuation commences. Following the end of the Base Salary continuation provided for in this Section 8(b), Employer shall have no obligation to continue to pay Employee’s Base Salary to Employee during the continuance of such disability or incapacity. Any disability payments that are paid to Employee from Employer provided disability insurance shall be applied as an offset against Employer’s Base Salary continuation under this subsection 8(b). Notwithstanding anything to the contrary contained herein, Employee shall not be entitled to receive Base Salary pursuant to this subsection 8(b) for more than three months in any consecutive 12 month period. At such time as the Family and Medical Leave Act shall apply to Employer, if ever, Employee shall have such rights as are provided for thereunder.

9.    Termination for Cause.

(a)    Employee’s employment under this Agreement shall be deemed to be terminated upon the occurrence of any of the following events that shall constitute Cause, immediately upon Employer giving written notice of such termination to Employee:

(i)    Employee’s conviction of, or plea of no contest to, any felony or a crime involving moral turpitude;

(ii)    Employee’s repeated failure or refusal to follow, in any material respect, the instructions of Employer, the Board or the bylaws, policies, standards or regulations of or applicable to Employer that have been provided to Employee in writing, which from time to time may be established or changed;

(iii)    Employee’s continued failure or refusal to faithfully and diligently perform, in any material respect, the usual and customary duties of Employee’s employment hereunder; or

(iv)    Employee’s conduct is fraudulent, or Employee willfully disregards lawful instructions of the Board, which is not cured within 30 days after being given written notice of the facts.

No termination for Cause may occur unless Employer delivers a written notice to Employee setting forth the conduct allegedly constituting Cause within 30 days of Employer’s knowledge of the initial existence of the condition of the event(s) or circumstance(s) constituting Cause and specifying the particulars thereof in reasonable detail, and Employee has been provided an opportunity to be heard in person by the Board.

10.    Proprietary and Confidential Information.

(a)    Confidential Information. Employee acknowledges that, during the course of Employee’s service with Employer, Employee will have access to Confidential Information (as defined below) and materials not generally known outside Employer. For all purposes of this Agreement, “Confidential Information” means all information and materials (whether conceived or developed by Employee or others), marketing and other business plans, customers and customer information, data strategies, research, reports, copyrights and patents related to Employer. During the Term, Employee shall not, without the prior written consent of Employer, communicate or divulge any Confidential Information or materials to anyone other than Employer and its partners, affiliates, employees, consultants and those designated by it, except in the course of carrying out Employee’s duties or as required by law. Employee acknowledges that Confidential Information is and shall remain the property of Employer. The confidentiality obligations hereunder shall not apply to Confidential Information which: (i) is, or later becomes, public knowledge other than by Employee’s breach of this Agreement; (ii) is in the possession of Employee with the full right to disclose same prior to Employee’s receipt of it from Employer; or (iii) is independently received by Employee from a third party, with no restrictions of disclosure. Furthermore, Employee agrees not to use Confidential Information for any purposes other than to perform duties for Employer hereunder. Employee shall also execute Employer’s standard Confidentiality Agreement in the form set forth in Exhibit 10(a) and thereafter in such form as Employer may present to Employee.

(b)    Ownership of Patents and Intellectual Property. Employee agrees that any work prepared for Employer during the course of Employee’s employment by Employer that is eligible for copyright and patent protection under the laws of the United States or any other country and any proprietary know-how developed by Employee while rendering services for Employer, will vest in Employer. Employee hereby grants, transfers and assigns all right, title and interest in such work and all copyrights and patents in such work and all renewals and extensions thereof to Employer, and agrees to provide all assistance reasonably requested by Employer in the establishment, preservation and enforcement of Employer’s copyright and patents in such work, such assistance to be provided at Employer’s expense but without any additional compensation to Employee if Employee is employed by Employer at the time such assistance is requested and for reasonable compensation and subject to Employee’s reasonable availability if such assistance is requested following Employee’s termination of employment. If Employer cannot, after reasonable effort, secure Employee’s signature on any documents needed to apply for or prosecute any patent, copyright or other right or protection relating to an invention, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf and in Employee’s name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon, with the same legal force and effect as if executed by Employee.

(c)    Litigation. Employee agrees to render assistance to and cooperate with Employer at its request regarding any matter, dispute or controversy with which Employer may become involved and of which Employee has useful knowledge, information or expertise. Such assistance shall be provided at Employer’s expense but without any additional compensation to Employee if Employee is employed by Employer at the time such assistance is requested, and for reasonable compensation and subject to Employee’s reasonable availability if such assistance is requested following Employee’s termination of employment. Following termination of Employee’s employment, Employee shall not be required to cooperate other than as a fact witness. Employer agrees to pay all expenses reasonably incurred or to be incurred by Employee in connection with any cooperation requested by Employer.

11.    Covenants not to Compete.

(a)    Non-competition. Employee acknowledges that Employee’s duties hereunder and the services Employee will provide to Employer are of a special, unique, unusual and extraordinary character, which gives this Agreement particular value to Employer, and that the knowledge Employee will learn while working for Employer is such that it will necessarily be valuable to a competitor and almost impossible to keep confidential if Employee were to work for a competitor. Therefore, during the Term and for a period of one year after Employee’s termination of employment for any reason (such period, the “Restricted Period”), Employee will not, directly or indirectly, enter into, organize, control, engage in, be employed by, serve as a consultant to, be an officer or director of, or have any direct investment of more than 5% of the outstanding shares in, any business, person, partnership, association, firm, corporation, or other entity engaged in any business activity (including, but not limited to, research, development, manufacturing, selling, leasing, licensing or providing services) which is competitive with the business of Employer. For purposes of this Agreement, a business activity is competitive with the business of Employer if it is being done on behalf of any business, person, partnership, association, firm, corporation, or other entity that owns, develops, sells, researches, or licenses scientific information or products involving antibodies, lysins and other bacterial products specifically for the treatment of human pathogens. This does not preclude Employee working for a diversified biotech company that discovers and develops therapies to address multiple therapeutic areas (including, without limitation, oncology, inflammation, metabolic disease or neurology in addition to infectious disease), as long as Employee does not directly or indirectly engage in work and projects aimed at addressing infectious disease in ways that would directly compete with Employer during the Restricted Period.

(b)    Non-diversion. During the Restricted Period, Employee will not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of Employer.

(c)    Non-recruitment. Employee acknowledges that Employer has and will continue to invest substantial time and effort in assembling its workforce. Accordingly, Employee agrees that, during the Restricted Period, Employee will not directly or indirectly (i) hire away any individuals who were employed by, or providing independent contractor services to, Employer during the one-year period prior to the date of termination of Employee’s service with Employer, or (ii) directly or indirectly, entice, solicit or seek to induce or influence any such employees or independent contractors to leave or curtail their service with Employer or to provide services to others. In addition, during the Restricted Period, Employee agrees that Employee will not directly or indirectly solicit any customer of Employer for the benefit of Employee or any other business venture.

12.    Remedies.

(a)    Employee acknowledges and agrees that the restrictions contained in Sections 10 and 11, in view of the nature of the business of Employer, are reasonable and necessary in order to protect the legitimate interests of Employer. Employee acknowledges that any violation of such restrictions are likely to result in irreparable injuries to Employer, and Employee therefore acknowledges that, in the event of Employee’s violation of any of these restrictions, Employer shall be entitled to seek from any court of competent jurisdiction preliminary and permanent injunctive relief without proving actual damage or immediate or irreparable harm and without posting any bond. In addition, Employer shall be entitled to seek damages and an equitable accounting of all earnings, profits and other benefits received by Employee arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled.

(b)    If the time, geographic, or other limitations specified in Sections 10 and 11 above should be adjudged to exceed limitations permitted by applicable law in any proceeding, then the affected provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. If Employee violates any of the restrictions contained in the foregoing Sections 10 and 11, the Restricted Period shall be tolled during the time of any such breach.

(c)    In view of the difficulty of determining the amount of damages that may result to the parties hereto from the breach of the provision of Section 10 or 11, it is the intent of the parties hereto that, in addition to monetary damages, any non-breaching party shall have the right to prevent any such breach in equity or otherwise, including without limitation prevention by means of injunctive relief. The prevailing party in any such action shall be entitled to an award of its reasonable attorney’s fees and costs.

13.    Publicity. If Employee is terminated without Cause, Employer and Employee will agree on oral and written statements to be released publicly regarding Employee’s departure.

14.    Non-disparagement. Employee and Employer mutually agree that, during Term and for a period of five years thereafter, neither will directly or indirectly disparage the other.

15.    Entire Agreement; Amendments. This Agreement and its attachments constitutes the entire agreement and understanding between Employer and Employee relating to the subject matter hereof, and shall not be amended or changed except by written instrument signed by each of the undersigned parties. There are no prior or contemporaneous oral or written understandings or agreements between the parties regarding Employee’s employment by Employer or any other matter.

16.    No Waiver. Neither Employee nor Employer shall by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Employee or Employer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

17.    Waiver of Jury Trial. The parties hereto waive any and all rights to a trial by jury with respect to any action arising hereunder.

18.    Governing Law, Venue, Interpretation of Language. The parties agree that this Agreement shall be governed by the laws of the State of New York, without regard to conflict of laws principles, and that venue for any action between the parties that arises out of this Agreement shall be in New York County, State of New York. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

19.    Resignation as Officer and Director. In the event that Employee’s employment with Employer is terminated for any reason whatsoever, Employee agrees to immediately resign from any position Employee may hold as an officer or director of, or on behalf of, Employer.

20.    Notices. Any notices under this Agreement shall be given in writing in person or by registered or certified U.S. mail, postage prepaid, return receipt requested, or by facsimile with confirmation, to the parties at their respective addresses set forth below, and such notices shall be deemed given when received or three days after placed in the mail in the manner provided above. Either party may change such party’s address for notice by giving notice as provided herein.

If to Employer:

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, NY 10701

ATTN: General Counsel

With a copy (which shall not constitute notice) to:

John J. Cannon, III

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

If to Employee:

At the last known address in Employer’s files

21.    Prior Agreements. Employee represents to Employer that (a) there are no restrictions, agreements or understandings to which Employee is a party that would prevent or make unlawful Employee’s execution of this Agreement or Employee’s continued employment hereunder, (b) Employee’s execution of this Agreement and Employee’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party or by which Employee is bound, (c) Employee is free and able to execute this Agreement and to enter into employment by Employer, and (d) Employee shall not divulge to Employer any trade secrets or proprietary information that belongs to any other person or entity.

22.    No Assignment. This Agreement and the rights and obligations of both parties hereunder are personal in nature, and shall not be assignable by either party hereto, except by operation of law. Notwithstanding the foregoing, Employer shall be required to assign all of its rights hereunder to a successor in interest.

23.    Headings. Headings used in this Agreement are solely for the convenience of the parties and shall be given no effect in the construction or interpretation of this Agreement.

24.    Compliance with Section 409A. The parties intend that any compensation, benefits and other amounts payable or provided to Employee under this Agreement be paid or provided in compliance with Section 409A of the Internal Revenue Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for Employee under Section 409A as a result of the payments and benefits paid or provided to Employee. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment of severance or other compensation, or both, to the extent necessary and permissible to comply with Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits provided to Employee under this Agreement shall be subject to the provisions set forth below:

(a)    The date of Employee’s “separation from service,” as defined in the regulations issued under Section 409A, shall be treated as Employee’s date of termination for purposes of determining the time of payment of any amount that becomes payable to Employee pursuant to Section 3 hereof upon the termination of Employee’s employment and that is treated as an amount of deferred compensation for purposes of Section 409A.

(b)    In the case of any amounts that are payable to Employee under this Agreement, or under any other “nonqualified deferred compensation plan” (within the meaning of Section 409A) maintained by Employer in the form of installment payments, Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii).

(c)    If Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to Employee under this Agreement on account of Employee’s separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the date that is six months from the date of Employee’s separation from service, or (ii) if earlier, the date of Employee’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to Employee or to Employee’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

(d)    To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by Employee that may be reimbursed or paid under the terms of Employer’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (ii) all such expenses eligible for reimbursement hereunder shall be paid to Employee as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) Employee’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

25.    Withholding. Employer shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for Employer to satisfy any tax and other lawful withholding obligations it may have under any applicable law or regulation.

26.    Entire Agreement. This Agreement contains the entire agreement between Employer and Employee with respect to Employer’s employment of Employee and, except as expressly provided for in this Agreement, supersedes and nullifies all previous agreements between the parties hereto regarding Employer’s employment of Employee.

27.    Miscellaneous.

(a)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(b)    Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(c)    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

[END OF TEXT. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered as of the date first written above.

EMPLOYER:

By:
Name:
Title:

EMPLOYEE:

By:
Julia P. Gregory

[Signature Page to Employment Agreement]